                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1 )


                         CENTILLIUM COMMUNICATIONS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   152319 10 9
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

        [ ]    Rule 13d-1(b)
        [ ]    Rule 13d-1(c)
        [X]    Rule 13d-1(d)






















*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G


CUSIP NO.   152319  10  9                                     PAGE 2 OF 19 PAGES

--------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
   1      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Seed Ventures II, Ltd. ("Seed II")
--------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
   2      (See Instructions)                                             (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
   3      SEC USE ONLY


--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Singapore
--------------------------------------------------------------------------------
                          5    SOLE VOTING POWER
        NUMBER                 --
          OF            --------------------------------------------------------
        SHARES            6    SHARED VOTING POWER
     BENEFICIALLY              0 shares
        OWNED           --------------------------------------------------------
          BY              7    SOLE DISPOSITIVE POWER
         EACH                  --
      REPORTING         --------------------------------------------------------
        PERSON            8    SHARED DISPOSITIVE POWER
         WITH                  0 shares
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0 shares
--------------------------------------------------------------------------------
   10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                                 [ ]


--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.0
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON (See Instructions)

          CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G


CUSIP NO.  152319  10  9                                      PAGE 3 OF 19 PAGES

--------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
   1      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Asian Venture Capital Investment Corp. ("AVCIC")
--------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
   2      (See Instructions)                                             (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
   3      SEC USE ONLY


--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Taiwan
--------------------------------------------------------------------------------
                          5    SOLE VOTING POWER
        NUMBER                 --
          OF            --------------------------------------------------------
        SHARES            6    SHARED VOTING POWER
     BENEFICIALLY              0 shares
        OWNED           --------------------------------------------------------
          BY              7    SOLE DISPOSITIVE POWER
         EACH                  --
      REPORTING         --------------------------------------------------------
        PERSON            8    SHARED DISPOSITIVE POWER
         WITH                  0 shares
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0 shares
--------------------------------------------------------------------------------
   10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                                 [ ]


--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.0
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON (See Instructions)

          CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G


CUSIP NO.  152319  10  9                                      PAGE 4 OF 19 PAGES

--------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
   1      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          TWG Investment LDC ("TWG")
--------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
   2      (See Instructions)                                             (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
   3      SEC USE ONLY


--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands
--------------------------------------------------------------------------------
                          5    SOLE VOTING POWER
        NUMBER                 --
          OF            --------------------------------------------------------
        SHARES            6    SHARED VOTING POWER
     BENEFICIALLY              0 shares
        OWNED           --------------------------------------------------------
          BY              7    SOLE DISPOSITIVE POWER
         EACH                  --
      REPORTING         --------------------------------------------------------
        PERSON            8    SHARED DISPOSITIVE POWER
         WITH                  0 shares
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0 shares
--------------------------------------------------------------------------------
   10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                                 [ ]


--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.0
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON (See Instructions)

          CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G


CUSIP NO.  152319  10  9                                      PAGE 5 OF 19 PAGES

--------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
   1      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Pacven Walden Ventures III, L.P. ("Pacven III")
--------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
   2      (See Instructions)                                             (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
   3      SEC USE ONLY


--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                          5    SOLE VOTING POWER
        NUMBER                 --
          OF            --------------------------------------------------------
        SHARES            6    SHARED VOTING POWER
     BENEFICIALLY              0 shares
        OWNED           --------------------------------------------------------
          BY              7    SOLE DISPOSITIVE POWER
         EACH                  --
      REPORTING         --------------------------------------------------------
        PERSON            8    SHARED DISPOSITIVE POWER
         WITH                  0 shares
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0 shares
--------------------------------------------------------------------------------
   10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                                 [ ]


--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.0
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON (See Instructions)

          PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G


CUSIP NO.  152319  10 9                                       PAGE 6 OF 19 PAGES

--------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
   1      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          OCBC, Wearnes & Walden Investment (S) Pte. Ltd. ("OCBC")
--------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
   2      (See Instructions)                                             (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
   3      SEC USE ONLY


--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Singapore
--------------------------------------------------------------------------------
                          5    SOLE VOTING POWER
        NUMBER                 --
          OF            --------------------------------------------------------
        SHARES            6    SHARED VOTING POWER
     BENEFICIALLY              0 shares
        OWNED           --------------------------------------------------------
          BY              7    SOLE DISPOSITIVE POWER
         EACH                  --
      REPORTING         --------------------------------------------------------
        PERSON            8    SHARED DISPOSITIVE POWER
         WITH                  0 shares
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0 shares
--------------------------------------------------------------------------------
   10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                                 [ ]


--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.0
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON (See Instructions)

          CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G


CUSIP NO.  152319  10  9                                      PAGE 7 OF 19 PAGES

--------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
   1      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          O, W & W Investments Ltd. ("OW&W")
--------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
   2      (See Instructions)                                             (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
   3      SEC USE ONLY


--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Singapore
--------------------------------------------------------------------------------
                          5    SOLE VOTING POWER
        NUMBER                 --
          OF            --------------------------------------------------------
        SHARES            6    SHARED VOTING POWER
     BENEFICIALLY              0 shares
        OWNED           --------------------------------------------------------
          BY              7    SOLE DISPOSITIVE POWER
         EACH                  --
      REPORTING         --------------------------------------------------------
        PERSON            8    SHARED DISPOSITIVE POWER
         WITH                  0 shares
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0 shares
--------------------------------------------------------------------------------
   10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                                 [ ]


--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.0
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON (See Instructions)

          CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G


CUSIP NO.  152319  10  9                                      PAGE 8 OF 19 PAGES

--------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
   1      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          Lip-Bu Tan ("Tan")
--------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
   2      (See Instructions)                                             (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
   3      SEC USE ONLY


--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
                          5    SOLE VOTING POWER
        NUMBER                 5,000 shares(1)
          OF            --------------------------------------------------------
        SHARES            6    SHARED VOTING POWER
     BENEFICIALLY              1,000 shares(2)
        OWNED           --------------------------------------------------------
          BY              7    SOLE DISPOSITIVE POWER
         EACH                  5,000 shares(1)
      REPORTING         --------------------------------------------------------
        PERSON            8    SHARED DISPOSITIVE POWER
         WITH                  1,000 shares(2)
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          6,000 shares
--------------------------------------------------------------------------------
   10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                                 [ ]


--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          Less than 0.1*
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON (See Instructions)

          IN
--------------------------------------------------------------------------------

   (1) Tan is the holder of certain options, of which options to purchase 5,000 shares of the issuer were vested and exercisable as of 60 days following December 31, 2001. Tan has the sole power to vote and dispose of the shares subject to such options.

   (2) All of these shares are owned directly by the Lip-Bu Tan and Ysa Loo Trust, of which Tan is a trustee. As a trustee, Tan may be deemed to share voting and dispositive power with respect to such shares.

   * Based on 34,419,885 shares outstanding as of October 31, 2001, as set forth in the issuer's Report on Form 10-Q for the quarter ended September 30, 2001 as filed with the Securities and Exchange Commission.

                                  SCHEDULE 13G


CUSIP NO. 152319  10  9                                       PAGE 9 OF 19 PAGES

--------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
   1      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          C.C. Tang ("Tang")
--------------------------------------------------------------------------------
          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
   2      (See Instructions)                                             (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
   3      SEC USE ONLY


--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Singapore
--------------------------------------------------------------------------------
                          5    SOLE VOTING POWER
        NUMBER                 --
          OF            --------------------------------------------------------
        SHARES            6    SHARED VOTING POWER
     BENEFICIALLY              0 shares
        OWNED           --------------------------------------------------------
          BY              7    SOLE DISPOSITIVE POWER
         EACH                  --
      REPORTING         --------------------------------------------------------
        PERSON            8    SHARED DISPOSITIVE POWER
         WITH                  0 shares
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0 shares
--------------------------------------------------------------------------------
   10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (See Instructions)                                                 [ ]


--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.0
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON (See Instructions)

          IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G


CUSIP NO.  152319  10  9                                     PAGE 10 OF 19 PAGES

ITEM 1.

               (a) Name of Issuer: Centillium Communications, Inc.

               (b) Address of Issuer's Principal Executive Offices: 47211
                   Lakeview Boulevard, Fremont, California 94538

ITEM 2.

               (a) Name of Person Filing:

                  This Statement is filed by Seed Ventures II, Ltd. ("Seed II"), Asian Venture Capital Investment Corp. ("AVCIC"), TWG Investment LDC ("TWG"), Pacven Walden Ventures III, L.P. ("Pacven III"), OCBC, Wearnes & Walden Investment (S) Pte. Ltd. ("OCBC"), O, W & W Investments Ltd. ("OW&W"), Lip-Bu Tan ("Tan") and C.C. Tang ("Tang").

               (b) Address of Principal Business Office:
                   The address for Seed II and Tang is:
                       396 Alexandria Road,
                       #16-03, BP Tower
                       Singapore  119954

                  The address for AVCIC is:
                       18F-2 Ruentex Bank Tower
                       No. 76 Tun Hua South Road, Sec. 2
                       Taipei, Taiwan

                  The address for TWG is:
                       Suites 1203-1211
                       12/F Two Pacific Place
                       88 Queensway
                       Admiralty, Hong Kong

                  The address for Pacven III and Tan is:
                       750 Battery Street, 7th Floor
                       San Francisco, CA 94111

                  The address for OCBC and OW&W is:
                       65 Chulia Street, #39-01
                       OCBC Centre,
                       Singapore  049513

                                  SCHEDULE 13G


CUSIP NO.  152319  10  9                                     PAGE 11 OF 19 PAGES


               (c) Citizenship:

                   Seed II, OCBC and OW&W are each corporations organized under the laws of Singapore. AVCIC is a corporation organized under the laws of Taiwan. TWG is a corporation organized under the laws of the Cayman Islands. Pacven III is a partnership organized under the laws of the State of Delaware. Tan is a citizen of the United States. Tang is a citizen of Singapore.

               (d) Title of Class of Securities:
                   Common Stock

               (e) CUSIP Number:
                   152319  10  9

ITEM 3.        Not Applicable.

ITEM 4.        OWNERSHIP.
               The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this statement is provided as of December 31, 2001. The percentage amounts are based on 34,419,885 shares outstanding as of October 31, 2001, as set forth in the issuer's Report on Form 10-Q for the quarter ended September 30, 2001 as filed with the Securities and Exchange Commission.

               SEED II:
               (a) Amount beneficially owned: Seed II owns of record 0 shares of
                   Common Stock.

               (b) Percent of class:  0.0

               (c) Number of shares as to which the person has:

                   (i) Sole power to vote or to direct the vote: --
                   (ii) Shares power to vote or to direct the vote:  0
                   (iii) Sole power to dispose or to direct the disposition of:
                         --
                   (iv) Shared power to dispose or to direct the disposition:  0

               AVCIC:

               (a) Amount beneficially owned: AVCIC owns of record 0 shares of
                   Common Stock.

               (b) Percent of class:  0.0

               (c) Number of shares as to which the person has:

                   (i) Sole power to vote or to direct the vote: --
                   (ii) Shares power to vote or to direct the vote:  0
                   (iii) Sole power to dispose or to direct the disposition of:
                         --
                   (iv) Shared power to dispose or to direct the disposition:  0

                                  SCHEDULE 13G


CUSIP NO.  152319  10  9                                     PAGE 12 OF 19 PAGES


               TWG:

               (a) Amount beneficially owned: TWG owns of record 0 shares of
                   Common Stock.

               (b) Percent of class:  0.0

               (c) Number of shares as to which the person has:

                  (i) Sole power to vote or to direct the vote: --
                  (ii) Shares power to vote or to direct the vote:  0
                  (iii) Sole power to dispose or to direct the disposition of:
                        --
                  (iv) Shared power to dispose or to direct the disposition:   0

               PACVEN III:

               (a) Amount beneficially owned: Pacven III owns of record 0 shares of Common Stock.

               (b) Percent of class:  0.0

               (c) Number of shares as to which the person has:
                  (i) Sole power to vote or to direct the vote: --
                  (ii) Shares power to vote or to direct the vote:  0
                  (iii) Sole power to dispose or to direct the disposition of:
                        --
                  (iv) Shared power to dispose or to direct the disposition:   0

               OCBC:

               (a) Amount beneficially owned: OCBC owns of record 0 shares of
                   Common Stock.

               (b) Percent of class:  0.0

               (c) Number of shares as to which the person has:
                   (i) Sole power to vote or to direct the vote: --
                   (ii) Shares power to vote or to direct the vote:  0
                   (iii) Sole power to dispose or to direct the disposition of:
                         --
                   (iv) Shared power to dispose or to direct the disposition:  0

               OW&W:

               (a) Amount beneficially owned: OW&W owns of record 0 shares of
                   Common Stock.

               (b) Percent of class:  0.0

               (c) Number of shares as to which the person has:
                   (i) Sole power to vote or to direct the vote: --
                   (ii) Shares power to vote or to direct the vote:  0
                   (iii) Sole power to dispose or to direct the disposition of:
                         --
                   (iv) Shared power to dispose or to direct the disposition:  0

                                  SCHEDULE 13G


CUSIP NO.  152319  10  9                                     PAGE 13 OF 19 PAGES

               TAN:

               (a) Amount beneficially owned: The Lip-Bu Tan and Ysa Loo Trust, of which Tan is a trustee, owns of record 1,000 shares. As a trustee, Tan may be deemed to share voting and dispositive power with respect to such shares. In addition, Tan is the holder of certain options, of which options to purchase 5,000 shares were vested and exercisable as of 60 days following December 31, 2001. Tan has the sole power to vote and dispose of the shares subject to such options.

               (b) Percent of class: Less than 0.1

               (c) Number of shares as to which the person has:

                   (i) Sole power to vote or to direct the vote:   5,000
                   (ii) Shares power to vote or to direct the vote:   1,000
                   (iii) Sole power to dispose or to direct the disposition of:
                         5,000
                   (iv) Shared power to dispose or to direct the disposition:
                        1,000

               TANG:

               (a) Amount beneficially owned:  0

               (b) Percent of class:  0.0

               (c) Number of shares as to which the person has:

                   (i) Sole power to vote or to direct the vote:   --
                   (ii) Shares power to vote or to direct the vote:   0
                   (iii) Sole power to dispose or to direct the disposition of:
                         --
                   (iv) Shared power to dispose or to direct the disposition:  0

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not applicable.

                                  SCHEDULE 13G


CUSIP NO.  152319  10  9                                     PAGE 14 OF 19 PAGES


ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not applicable.

ITEM 10.       CERTIFICATIONS.

               Not applicable

                                  SCHEDULE 13G


CUSIP NO.  152319  10  9                                     PAGE 15 OF 19 PAGES


                                    SIGNATURE

        After reasonable inquiry and to the best of each of the undersigned's respective knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                     SEED VENTURES II, LTD.

Dated:   February 13, 2002           By:      /s/ Lip-Bu Tan
                                         ---------------------------------------
                                     Name:    Lip-Bu Tan
                                          --------------------------------------
                                     Title:   Director
                                           -------------------------------------


                                     ASIAN VENTURE CAPITAL INVESTMENT CORP.

Dated:   February 13, 2002           By:      /s/ Lip-Bu Tan
                                         ---------------------------------------
                                     Name:    Lip-Bu Tan
                                          --------------------------------------
                                     Title:   President
                                           -------------------------------------


                                     TWG INVESTMENT LDC

Dated:   February 13, 2002           By:      /s/ Lip-Bu Tan
                                         ---------------------------------------
                                     Name:    Lip-Bu Tan
                                          --------------------------------------
                                     Title:   Director
                                           -------------------------------------


                                     PACVEN WALDEN VENTURES III, L.P.

Dated:   February 13, 2002           By:      /s/ Lip-Bu Tan
                                         ---------------------------------------
                                     Name:    Lip-Bu Tan
                                          --------------------------------------
                                     Title:   Director of Pacven Walden
                                              Management Co. Ltd, as general
                                              partner of Pacven Walden
                                              Management L.P., as general
                                              partner of Pacven Walden Ventures
                                              III, L.P.

                                  SCHEDULE 13G


CUSIP NO.  152319  10  9                                     PAGE 16 OF 19 PAGES


                                     OCBC, WEARNES & WALDEN INVESTMENT(S)
                                     PTE. LTD.

Dated:   February 13, 2002           By:      /s/ Lip-Bu Tan
                                        ----------------------------------------
                                     Name:    Lip-Bu Tan
                                          --------------------------------------
                                     Title:   Director
                                           -------------------------------------


                                     O, W & W INVESTMENTS LTD.

Dated:   February 13, 2002           By:      /s/ Lip-Bu Tan
                                        ----------------------------------------
                                     Name:    Lip-Bu Tan
                                          --------------------------------------
                                     Title:   Director
                                           -------------------------------------


                                     LIP-BU TAN

Dated:   February 13, 2002           By:      /s/ Lip-Bu Tan
                                        ----------------------------------------


                                     C.C. TANG

Dated:   February 13, 2002           By:      /s/ C.C. Tang
                                        ----------------------------------------

                                  SCHEDULE 13G


CUSIP NO.  152319  10  9                                     PAGE 17 OF 19 PAGES


                                  EXHIBIT INDEX


Exhibit

Exhibit A:   Agreement of Joint Filing

                                  SCHEDULE 13G


CUSIP NO.  152319  10  9                                     PAGE 18 OF 19 PAGES



                                    EXHIBIT A

                            Agreement of Joint Filing

        The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Centillium Communications, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

                                     SEED VENTURES II, LTD.

Dated:  February 13, 2002            By:      /s/ Lip-Bu Tan
                                        ----------------------------------------
                                     Name:    Lip-Bu Tan
                                          --------------------------------------
                                     Title:   Director
                                           -------------------------------------

                                     ASIAN VENTURE CAPITAL INVESTMENT CORP.

Dated:  February 13, 2002            By:      /s/ Lip-Bu Tan
                                        ----------------------------------------
                                     Name:    Lip-Bu Tan
                                          --------------------------------------
                                     Title:   President
                                           -------------------------------------


                                     TWG INVESTMENT LDC

Dated:  February 13, 2002            By:      /s/ Lip-Bu Tan
                                        ----------------------------------------
                                     Name:    Lip-Bu Tan
                                          --------------------------------------
                                     Title:   Director
                                           -------------------------------------

                                  SCHEDULE 13G


CUSIP NO.  152319  10  9                                     PAGE 19 OF 19 PAGES


                                     PACVEN WALDEN VENTURES III, L.P.

Dated:  February 13, 2002            By:      /s/ Lip-Bu Tan
                                        ----------------------------------------

                                     Name:    Lip-Bu Tan
                                          --------------------------------------

                                     Title:   Director of Pacven Walden
                                              Management Co. Ltd, as general
                                              partner of Pacven Walden
                                              Management L.P., as general
                                              partner of Pacven Walden Ventures
                                              III, L.P.


                                     OCBC, WEARNES & WALDEN INVESTMENT(S)
                                     PTE. LTD.

Dated:  February 13, 2002            By:      /s/ Lip-Bu Tan
                                        ----------------------------------------
                                     Name:    Lip-Bu Tan
                                          --------------------------------------
                                     Title:   Director
                                           -------------------------------------


                                     O, W & W INVESTMENTS LTD.

Dated:  February 13, 2002            By:      /s/ Lip-Bu Tan
                                        ----------------------------------------
                                     Name:    Lip-Bu Tan
                                          --------------------------------------
                                     Title:   Director
                                           -------------------------------------

                                     LIP-BU TAN

Dated:  February 13, 2002            By:      /s/ Lip-Bu Tan
                                        ----------------------------------------


                                     C.C. TANG

Dated:  February 13, 2002            By:      /s/ C.C. Tang
                                        ----------------------------------------